EXHIBIT 99.1

United-Guardian Announces Dividend Increase

HAUPPAUGE, N.Y., Feb. 02, 2024 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on January 30, 2024, declared a cash dividend of $0.25 per share, to be paid on February 20, 2024, to all stockholders of record as of the close of business on February 12, 2024. This will be the 29th consecutive year that the company has paid a dividend.

Donna Vigilante, President of United-Guardian, stated, “I am pleased to report that the company’s Board of Directors has decided to distribute a dividend of $0.25 per share to our stockholders. This dividend represents a significant increase over the $0.10 per share dividend the company paid in 2023. Even with this increase in the dividend we will still be retaining a higher percentage of the Company’s earnings than we have in many previous years, which will ensure that we have sufficient capital to support our growth targets as we move into 2024. This will include the hiring of additional personnel to more effectively implement some of our expanded marketing activities. As we move through 2024 we will continue to balance our capital requirements with the interests of our stockholders.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, and pharmaceuticals.

Contact:	Donna Vigilante
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.